Exhibit 99.1

NORCRAFT COMPANIES REPORTS SECOND QUARTER 2014 RESULTS

- Net Sales Grow 8.1% to $97.6 Million -
- Adjusted EBITDA Increases 18.2% to $14.9 Million -
- Net Income Improves to $4.8 Million, with EPS of $0.23 -

Eagan, Minnesota, August 13, 2014. Norcraft Companies, Inc. ("we", the “Company” or “Norcraft”) (NYSE: NCFT), a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada, today reported financial results for the second quarter ended June 30, 2014.
“We are encouraged by our continued improvement on multiple fronts with growth in our net sales, net income and cash flow providing momentum into the back half of 2014,” stated Mark Buller, Chairman and Chief Executive Officer of the Company. “Our ongoing shift in product mix towards higher end products remains on track for all our divisions as a result of our strategic growth initiatives. Our improved Adjusted EBITDA reflects our vigilant focus on costs, with our net income further benefiting from this focus and our dramatic reduction in interest expense. We are pleased with our progress during the quarter and excited to continue leveraging our well-positioned platform to further drive profits and cash flow.”

FINANCIAL RESULTS
Second Quarter of 2014 Compared with Second Quarter of 2013
In the second quarter of 2014, net sales increased $7.3 million, or 8.1%, to $97.6 million, as compared to $90.3 million in the second quarter of 2013. Sales increased in nearly all the Company’s divisions, driven largely by mix/price gains and promotional activity during the quarter.
Income from operations in the second quarter of 2014 increased $2.1 million, or 23.1%, to $11.2 million from $9.1 million for the second quarter of 2013. The increase was mainly attributable to higher sales and improvement in labor efficiency and leverage of fixed manufacturing costs. These positive factors were partly offset by moderately higher material costs and increased incentive stock compensation expense from stock options issued in connection with the Company’s recently completed initial public offering.
Net income of $4.8 million, or $0.23 per diluted share, in the second quarter of 2014 represented an increase of $3.0 million compared to $1.8 million in the second quarter of 2013.
Adjusted EBITDA in the second quarter of 2014 increased $2.3 million, or 18.2%, to $14.9 million, as compared to $12.6 million for the same quarter of 2013 (Adjusted EBITDA is a non-GAAP measure defined in the table below).
At June 30, 2014, the Company had cash of $46.5 million and total long-term debt of $149.6 million, as compared to cash of $39.1 million and total long-term debt of $150.0 million at December 31, 2013.

CONFERENCE CALL AND WEBCAST
The Company will host a conference call and webcast to discuss its results for the second quarter of 2014 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on August 13, 2014. Investors who wish to participate in the call should dial 1-877-705-6003 (inside the U.S.) or 1-201-493-6725 (outside the U.S.) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.norcraftcompanies.com. Replays of the call will be available through September 13, 2014 and can be accessed at 1-877-870-5176 (U.S. callers) or 1-858-384-5517 (outside the U.S.) and entering the pass code 13587066.

ABOUT NORCRAFT COMPANIES
Norcraft is a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada. Norcraft provides its customers with a single source for a broad range of high-quality cabinetry, including stock and semi-custom cabinets manufactured in both framed and frameless (full access) construction. Norcraft markets its products through seven main brands: Mid Continent Cabinetry, Norcraft Cabinetry, UltraCraft, StarMark Cabinetry, Fieldstone Cabinetry, Brookwood and Urban Effects.

FORWARD LOOKING STATEMENTS AND INFORMATION
Statements in this press release regarding activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward looking statements. Forward looking statements may give management’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘project,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe’’ and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
These forward looking statements are based on management’s expectations and beliefs concerning future events affecting the Company. They are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Although management believes that the expectations reflected in its forward looking statements are reasonable, management does not know whether its expectations will prove correct. Such expectations can be affected by inaccurate assumptions that management might make or by known or unknown risks and uncertainties. Many factors that could cause actual results to differ materially from these forward looking statements including, but not limited to, the risks outlined under the “Risk Factors’’ section of the Company's 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014.
Because of these factors, investors should not place undue reliance on any of these forward looking statements. Further, any forward looking statement speaks only as of the date on which it is made and, except as required by law, the Company undertakes no obligation to update any forward looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Norcraft Companies, Inc.
Consolidated Balance Sheets
(dollar amounts in thousands, except share and per share data)

	June 30,	December 31,
	2014	2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$46,468	$39,106
Trade accounts receivable, net	28,957	21,449
Inventories	24,649	22,591
Prepaid and other current assets	2,074	2,590
Total current assets	102,148	85,736
Non-current assets:
Property, plant and equipment, net	24,953	25,208
Goodwill	88,462	88,466
Intangible assets, net	57,767	60,108
Display cabinets, net	6,321	5,864
Other assets	118	84
Total non-current assets	177,621	179,730
Total assets	$279,769	$265,466
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$1,875	$1,500
Accounts payable	12,543	8,523
Accrued tax distributions	1,007	—
Accrued expenses	22,367	21,203
Total current liabilities	37,792	31,226
Non-current liabilities:
Long-term debt	147,750	148,500
Unamortized discount on long-term debt	(692)	(746)
Deferred tax liabilities and other liabilities	37,991	36,560
Total non-current liabilities	185,049	184,314
Total liabilities	222,841	215,540
Commitments and contingencies	—	—
Equity:
Common stock, $0.01 par value; 100,000,000 shares authorized; 17,311,573 issued and outstanding at June 30, 2014 and December 31, 2013	173	173
Additional paid-in capital	52,846	51,795
Accumulated deficit	(7,658)	(13,703)
Accumulated other comprehensive income	709	845
Total Norcraft Companies, Inc. equity	46,070	39,110
Noncontrolling interests	10,858	10,816
Total equity	56,928	49,926
Total liabilities and equity	$279,769	$265,466

Norcraft Companies, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(dollar amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$97,601	$90,284	$181,631	$167,632
Cost of sales	70,582	66,054	133,124	123,632
Gross profit	27,019	24,230	48,507	44,000
Selling, general and administrative expenses	15,868	15,175	30,542	29,031
Income from operations	11,151	9,055	17,965	14,969
Other expense:
Interest expense, net	2,226	6,470	4,402	12,917
Amortization of deferred financing costs	163	780	305	1,560
Expense related to tax receivable agreements	2,832	—	4,475	—
Other expense, net	41	2	100	12
Total other expense	5,262	7,252	9,282	14,489
Income before income taxes	5,889	1,803	8,683	480
Income tax expense	1,133	—	1,570	—
Net income	4,756	1,803	7,113	480
Less: net income attributable to noncontrolling interests	724	—	1,068	—
Net income attributable to Norcraft Companies, Inc.	4,032	1,803	6,045	480

Other comprehensive income (loss):
Foreign currency translation adjustment	229	(316)	(155)	(507)
Less: other comprehensive income (loss) attributable to noncontrolling interest	28	—	(19)	—
Other comprehensive income (loss) attributable to Norcraft Companies, Inc.	201	(316)	(136)	(507)

Comprehensive income (loss)	4,985	1,487	6,958	(27)
Less: comprehensive income attributable to noncontrolling interests	752	—	1,049	—
Comprehensive income (loss) attributable to Norcraft Companies, Inc.	$4,233	$1,487	$5,909	$(27)

Net income per share attributable to Norcraft Companies, Inc.
Basic and diluted	$0.23		$0.35

Norcraft Companies, Inc.
Consolidated Statements of Cash Flows
(dollar amounts in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net income	$7,113	$480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	2,035	2,218
Amortization:
Customer relationships	2,234	2,233
Deferred financing costs	305	1,560
Display cabinets	2,151	2,172
Discount amortization/accreted interest	54	(20)
Provision for uncollectible accounts receivable	47	83
Provision for obsolete and excess inventories	256	338
Provision for warranty claims	2,805	1,677
Stock compensation expense	1,051	9
Deferred income tax expense	1,425	—
Gain on disposal of assets	(35)	(2)
Change in operating assets and liabilities:
Trade accounts receivable	(7,592)	(8,301)
Inventories	(2,342)	(3,936)
Prepaid expenses	515	287
Other assets	(33)	150
Accounts payable and accrued expenses	2,411	7,344
Net cash provided by operating activities	12,400	6,292
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	36	3
Purchase of property, plant and equipment	(1,864)	(2,168)
Additions to display cabinets	(2,608)	(1,976)
Net cash used in investing activities	(4,436)	(4,141)
Cash flows from financing activities:
Payment of financing costs	(198)	—
Repayment of long-term debt	(375)	—
Proceeds from issuance of member interests	—	3
Net cash provided by (used in) financing activities	(573)	3
Effect of exchange rates on cash and cash equivalents	(29)	(39)
Net increase in cash and cash equivalents	7,362	2,115
Cash and cash equivalents, beginning of the period	39,106	23,019
Cash and cash equivalents, end of period	$46,468	$25,134
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$4,489	$12,714
Cash paid during the period for income taxes	$90	$—
Supplemental disclosure of non-cash transactions:
Change in accrual for tax receivable agreements	$4,475	$—
Unpaid tax distributions to noncontrolling interests	$1,007	$—

Norcraft Companies, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(dollar amounts in thousands)

EBITDA is net income (loss) before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is EBITDA before the effect of the footnoted items in the table below. The Company believes EBITDA and Adjusted EBITDA are useful to investors in evaluating the Company's operating performance compared to that of other companies in the industry, as their calculation eliminates the effects of financing, income taxes and the accounting effects of capital spending, as these items may vary for different companies for reasons unrelated to overall operating performance. The Company also believes these financial metrics provide information relevant to investors regarding the Company's ability to service and/or incur debt. Neither EBITDA nor Adjusted EBITDA is a presentation made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Accordingly, when analyzing the Company's operating performance, investors should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for net income (loss), cash flows from operating activities or other operation statement or cash flow statement data prepared in accordance with U.S. GAAP. The Company's calculation of EBITDA and Adjusted EBITDA are not necessarily comparable to those of other similarly titled measures reported by other companies. The calculations of EBITDA and Adjusted EBITDA are shown below:

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013	2014
Net income (loss)	$4,756	$1,803	$7,113	$480	$(8,540)
Interest expense, net	2,226	6,470	4,402	12,917	16,748
Depreciation	1,004	1,106	2,035	2,218	4,155
Amortization of deferred financing costs	163	780	305	1,560	1,744
Amortization of customer relationships	1,117	1,117	2,234	2,233	4,467
Display cabinet amortization	1,066	1,036	2,151	2,172	4,309
Income tax expense	1,133	—	1,570	—	2,449
State taxes	38	13	113	25	196
Non-GAAP EBITDA	$11,503	$12,325	$19,923	$21,605	$25,528
Stock compensation expense	525	—	1,051	—	1,397	(1)
Management fees	—	250	—	500	369	(2)
Restructuring costs associated with initial public offering	—	—	—	—	1,540	(3)
Expense related to tax receivable agreements	2,832	—	4,475	—	4,475	(4)
Loss on debt extinguishment	—	—	—	—	12,499	(5)
Non-GAAP adjusted EBITDA	$14,860	$12,575	$25,449	$22,105	$45,808

(1) Prior to completion of the Company's initial public offering, the Company's board of directors adopted the Norcraft Companies, Inc. 2013 Incentive Plan. Stock compensation expense related to this plan was $0.5 million, $1.1 million and $1.4 million during the three, six and twelve months ended June 30, 2014, respectively.
(2) In connection with the Company's initial public offering, the Company terminated the Management and Monitoring Agreement, which included a $1.0 million annual management fee. Certain expense reimbursement and indemnification obligations survived the termination of the Management and Monitoring Agreement. See the "Related Party Transactions" footnote in Part IV, Item 15 of the Company's 2013 Annual Report on Form 10-K.
(3) Net income (loss) during the twelve months ended June 30, 2014 included the effect of the restructuring costs associated with the Company's initial public offering in the amount of $1.5 million, which decreased net income (loss) and correspondingly decreased EBITDA, but the effect has been backed out for Adjusted EBITDA.

(4) Net income (loss) during the three, six and twelve months ended June 30, 2014 included expense related to tax receivable agreements in the amount of $2.8 million, $4.5 million and $4.5 million, respectively, which decreased net income and correspondingly decreased EBITDA, but the effect has been backed out for Adjusted EBITDA.
(5) Net income (loss) during the twelve months ended June 30, 2014 included the effect of a loss on debt extinguishment in the amount of $12.5 million, which decreased net income (loss) and correspondingly decreased EBITDA, but the effect has been backed out for Adjusted EBITDA.

CONTACT INFORMATION:
Investor Relations:
Rodny Nacier
651-234-3302
Investorrelations@norcraftcompanies.com